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                             STATE OF NORTH CAROLINA

                      DEPARTMENT OF THE SECRETARY OF STATE

                              ARTICLES OF AMENDMENT

         Pursuant to ss.55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1. The name of the Corporation is: Frisby Technologies, Inc.

         2. The text of each amendment adopted is as follows:

              Article IV of the Articles of Incorporation is amended in its entirety to read as follows:

                                   "ARTICLE IV

         The Corporation shall have authority to issue:

              (a) Ten Million (10,000,000) shares of Common Stock, par value $.001 per share; and

              (b) One Million (1,000,000) shares of preferred stock (the "Preferred Stock") issuable from time to time in one or more classes or one or more series within any class thereof, in any manner permitted by law, as may be determined from time to time by the Board of Directors of the Corporation and having such rights and privileges as may be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to the authority hereby vested in it. Each class or series to be appropriately designated, prior to the issuance thereof, by some distinguishing letter, number, designation or title. All shares of Preferred Stock in any such class or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by the Board of Directors pursuant to the authority hereby vested in it. The number of shares of preferred stock of any class or series within any class, so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it."

         3. If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:


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         4. The date of adoption of each amendment was as follows: December 19,
1997.

         5. (Check either a, b, c or d, whichever is applicable)

            a.  _____ The amendment(s) was (were) duly adopted by the
                      incorporators prior to the issuance of shares.

            b.  _____ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

            c.  _____ The amendment(s) was (were) duly adopted by the board of directors without shareholder approval as shareholder approval was not required because (set for a brief explanation of why shareholder action was not required)

                     ___________________________________________________________

                     ___________________________________________________________

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            d.  __x__ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

         6. These articles will be effective upon filing, unless a delayed time and date is specified: _______________________

            This is the 19th day of December, 1997.

                                           FRISBY TECHNOLOGIES, INC.

                                           By: /s/ Gregory S. Frisby
                                               -------------------------------
                                               Gregory S. Frisby, President